Exhibit 99.1
FAIRFAX News Release
TSX Stock Symbol: FFH and FFH.U
TORONTO, July 20, 2010
ODYSSEY RE ANNOUNCES SUCCESSFUL CONSENT SOLICITATION RELATING
TO ITS SENIOR NOTES DUE 2013 AND ITS SENIOR NOTES DUE 2015
Fairfax Financial Holdings Limited (TSX: FFH and FFH.U) announced today that its wholly-owned subsidiary, Odyssey Re Holdings Corp., has received the requisite consents from the holders of its 7.65% Senior Notes due 2013 (the “2013 Notes”) and its 6.875% Senior Notes due 2015 (the “2015 Notes” and, together with the 2013 Notes, the “Senior Notes”) to amend certain terms of the indenture governing its Senior Notes. The consent solicitation expired at 5:00 p.m. New York City time on July 20, 2010 (the “Expiration Time”).
Odyssey Re has been advised by the tabulation agent for the consent solicitation that, as of the Expiration Time, valid consents were delivered and not revoked in respect of Senior Notes representing at least a majority of the $225 million in aggregate principal amount of 2013 Notes and the $125 million in aggregate principal amount of 2015 Notes, outstanding and eligible to provide consent, voting together as a single class.
As a result of receiving such requisite consents, Odyssey Re and The Bank of New York Mellon, as the trustee (the “Trustee”) under the indenture governing the Senior Notes, expect to enter into a supplemental indenture implementing the amendments contemplated by the consent solicitation (the “Supplemental Indenture”) tomorrow, July 21, 2010. The amendments amend the indenture to allow Odyssey Re to provide statutory quarterly financial statements and audited statutory year-end financial statements as filed with applicable state insurance regulators, and quarterly and year-end financial information extracted from the segment information in respect of Odyssey Re that Fairfax makes publicly available in Fairfax’s quarterly and annual financial statements (which financial information shall be similar in scope and format to the segment information in respect of Odyssey Re that Fairfax included in its financial statements for the year ended December 31, 2009 and for the quarter ended March 31, 2010). The foregoing information would be provided to the Trustee and posted on Odyssey Re’s website (which website may be non-public, in which case Odyssey Re will provide access to such website to any holder of Senior Notes, any beneficial owner of Senior Notes or any prospective investor, securities analyst or market maker in the Senior Notes), in lieu of the reports Odyssey Re currently files with the Securities and Exchange Commission.
Promptly following the entry into the Supplemental Indenture and the amendments becoming operative, Odyssey Re will make a cash payment of $10.00 per $1,000 principal amount of Senior Notes to each holder that validly tendered (and did not validly revoke) its consent prior to the Expiration Time.
BofA Merrill Lynch acted as the sole solicitation agent for the consent solicitation. Global Bondholder Services Corporation acted as the information agent and tabulation agent.
FAIRFAX FINANCIAL HOLDINGS LIMITED
95 Wellington Street West, Suite 800, Toronto Ontario M5J 2N7 Telephone 416/367 4941 Telecopier 367 4946

Fairfax Financial Holdings is a financial services holding company which, through its subsidiaries, is engaged in property and casualty insurance and reinsurance and investment management.

For further information contact:	John Varnell, Chief Financial Officer, at (416) 367-4941

Media Contact
Paul Rivett, Chief Legal Officer, at (416) 367-4941
FAIRFAX FINANCIAL HOLDINGS LIMITED
95 Wellington Street West, Suite 800, Toronto Ontario M5J 2N7 Telephone 416/367 4941 Telecopier 367 4946